                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]
                  Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Definitive Proxy Statement

[X]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))



                                 NOVACARE, INC.
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________

     Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
________________________________________________________________________________
         1) Title of each class of securities to which transaction applies:

________________________________________________________________________________
         2)       Aggregate number of securities to which transaction applies:

________________________________________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
         4)       Proposed maximum aggregate value of transaction:

________________________________________________________________________________
         5)       Total fee paid:

________________________________________________________________________________


[X]      Fee paid previously with preliminary materials.

________________________________________________________________________________
[ ]      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

________________________________________________________________________________
         1)       Amount Previously Paid:


________________________________________________________________________________
         2)       Form, Schedule or Registration Statement No.:


________________________________________________________________________________
         3)       Filing party:


________________________________________________________________________________
         4)       Date Filed:

                                [NOVACARE LOGO]

                             1016 WEST NINTH AVENUE
                      KING OF PRUSSIA, PENNSYLVANIA 19406

September 3, 1999

Dear Stockholder:

     We previously sent you a Proxy Statement dated August 13, 1999 (the "Proxy Statement") relating to a Special Meeting of Stockholders of NovaCare, Inc. (the "Company") to be held at the Sheraton Valley Forge Hotel, 1160 First Avenue, King of Prussia, Pennsylvania 19406, on September 21, 1999, at 10:00 a.m., local time.

     We are enclosing, for your information, supplemental materials, in question and answer format, which further explain the three Proposals described in the Proxy Statement. Please review the attached materials in connection with your review of the Company's Proxy Statement in view of the importance of the matters to be acted upon at the Special Meeting.

     Your vote is important. To vote in favor of the Proposals you must actually cast a "FOR" vote. IF YOU ABSTAIN OR DO NOT RETURN YOUR PROXY CARD, IT WILL, IN EFFECT, COUNT AS A VOTE AGAINST THE PROPOSALS. Keep in mind that you can change your vote at any time up to the Special Meeting on September 21, 1999.

     We have enclosed a proxy card in the event that you have lost your card or wish to change your vote.

     Please join us in voting now on these important issues.

                                          Very truly yours,

                                          /s/ John H. Foster
                                          John H. Foster

                     PROXY STATEMENT QUESTIONS AND ANSWERS
                               SEPTEMBER 3, 1999

This supplement provides answers to some commonly asked questions regarding the Proxy Statement that was mailed to you on August 13, 1999.

Q:  WHAT AM I BEING ASKED TO VOTE ON?

A:  You are being asked to consider and vote upon three proposals:
    (1) The sale of the Company's outpatient physical therapy and occupational health rehabilitation services (PROH) business, (2) the sale of the Company's interest in NovaCare Employee Services (NCES) and (3) the adoption of a Plan of Restructuring that could result in a liquidation of NovaCare's remaining assets.

Q:  WHAT IS THE BOARD'S RECOMMENDATION?

A: The Board of Directors unanimously recommends a FOR vote on each of the proposals. The Board believes that the three proposals are integral parts of an overall plan for maximizing stockholder value in the Company. The Board of Directors and management believe that by voting FOR each of the proposals, the Company's stockholders will receive greater value than would be available to them through their continued ownership of the Common Stock if all of the proposals were not approved and implemented.

Q:  WHAT DO I NEED TO DO NOW?

A: As a NovaCare stockholder as of July 30, 1999, you are being asked to vote FOR the three proposals. We urge you to read the Proxy Statement that was mailed to you in mid-August. IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, NO ACTION IS NEEDED. If you have not voted, VOTE YOUR SHARES by following the instructions on the enclosed proxy card. Note that to vote in favor of the proposals you must cast a FOR vote. IF YOU ABSTAIN OR DO NOT RETURN YOUR PROXY CARD, IT WILL COUNT AS A VOTE AGAINST THE PROPOSALS.

Q:  IF I HAVE SOLD MY SHARES SINCE JULY 30, WHY IS IT IMPORTANT TO VOTE?

A: If you received these materials, you are entitled to vote on these important matters. We need the full participation of our stockholder base as of July 30th, irrespective of the current ownership of NovaCare stock. The affirmative vote of a majority of the outstanding shares is required to approve the Board's recommendations to maximize stockholder value in the Company.

Q:  WHAT IS THE RATIONALE BEHIND THE BOARD'S RECOMMENDATIONS?

    The decision to sell PROH, the Company's interest in NCES and to adopt a Restructuring Plan was the result of careful consideration of the options available to us at this time. The malaise in the long-term care services industry following implementation of the Balanced Budget Act of 1997 totally eliminated NovaCare's cash flow from the long-term care services busines -- our then largest business -- and seriously weakened our capital structure. Nevertheless, we remain committed to repaying the $175 million of subordinated convertible debentures maturing in January 2000, while maximizing stockholder value. After exiting the long-term care services business in June, selling our orthotics and prosthetics business in July for an attractive price, substantially improving the cash flow from our PROH business, and entirely paying down our bank debt, NovaCare remains highly leveraged due primarily to the outstanding subordinated debentures. While we believe that cash flow from remaining operations is sufficient to refinance the maturing debentures, the business would be too highly leveraged to pursue a growth strategy. With little prospect for growth, the Board believes that NovaCare's stock value would have minimal upside potential within a reasonable time frame. Moreover, the cost of such financing would be very expensive and/or dilutive to existing stockholders, and there is no assurance that such financing could be obtained.

    The only remaining asset of the Company which would provide sufficient funds to satisfy the Company's outstanding debt is the PROH business. Once PROH is sold, the only remaining operating business of the Company would be its 67% interest in NCES. The Board and management determined that the Company should also sell NCES because favorable market conditions exist today for the sale of companies in NCES' industry and, with the downsizing of NovaCare and the dismantling of its infrastructure, NCES no longer benefits from its affiliation with NovaCare and would be better positioned as a stand-alone company.

Q:  WHAT WILL STOCKHOLDERS RECEIVE AS A RESULT OF THE RESTRUCTURING?

A: If stockholders approve the sale of PROH and NCES and adopt the Restructuring Plan, the Company will consider reinvesting the proceeds from the sales of the businesses in a new business or businesses. (Stockholders would need to approve any such investment through a subsequent proxy solicitation.) If the Company does not reinvest in a new business, the Board of Directors is authorized to liquidate the Company. Liquidation means that stockholders would be entitled to their share of the Company's distributable cash assets, estimated on pages 30-32 in the Proxy Statement to be approximately $111 million to $264 million in liquidation value. Stockholders would receive cash for their shares, which the Company estimates in the Proxy Statement to be between $1.76 and $3.94 per share.

Q:  WHEN WILL STOCKHOLDERS RECEIVE PAYMENT?

A: According to the Restructuring Plan, if the Company does not reinvest in a new business with proceeds from the sales of PROH and NCES, the liquidation is expected to be on or after December 31, 2000, unless the Board chooses to liquidate at an earlier date.

Q: WHY IS THE RESTRUCTURING PLAN STRUCTURED IN A WAY THAT COULD DELAY PAYMENT TO STOCKHOLDERS UNTIL ON OR AFTER DECEMBER 31, 2000?

A: The Board believes it is in the stockholders best interest for the Board to have the flexibility to further consider using the net proceeds of the PROH and NCES sales (after paying off the subordinated debentures) to invest in a new business or businesses, if the Board believes that such an investment would return to stockholders a better value than the alternative of liquidating the Company.

    The Company anticipates that it will have substantial net operating loss ("NOL") carryforwards available to offset future income of the Company following the sales of PROH and NCES. Use of the NOLs could substantially enhance the economic return on an investment and create additional value for stockholders. The Company estimates its NOLs will be in the range of $.41 to $.55 per share ($75 to $100 million in NOLs at the Federal tax rate of 35% divided by shares outstanding). The potential value of the NOLs is not reflected in the liquidation estimates of $1.76 to $3.94 per share.

    If the Company identifies such an investment opportunity before December 31, 2000, it will present the idea to stockholders for their approval. If no appropriate investment is identified or/if stockholders do not approve the proposed investment, the Board will liquidate the Company. Note that, under the Restructuring Plan, the Board could determine that no suitable investment was available and liquidate sooner than December 31, 2000.

Q: WHAT IS THE SOONEST DATE THAT STOCKHOLDERS COULD RECEIVE A LIQUIDATION PAYMENT IN THE EVENT THAT THE BOARD DECIDES NOT TO PURSUE INVESTMENT IN OTHER BUSINESSES?

A: The earliest date for a payment would probably be June 2000, because it will take time for the realization of assets to occur. As outlined on page 31 of the Proxy Statement, the liquidation value comprises many different assets and liabilities. For example, accounts receivable must be collected, tax refunds must be received and operating expenses must be paid. The Company believes that by June 30, 2000, sufficient cash would be on hand to make an initial payment, although we cannot estimate at this time what that payment would be.

Q:  WHAT ARE THE ALTERNATIVES TO SELLING PROH AND NCES?

A: The Company could seek to refinance the subordinated debentures through a combination of private equity and/or public or private debt, which would be both very expensive and/or dilutive to existing stockholders. As stated previously, the Board believes that this alternative is substantially less attractive than a sale of the two businesses. Moreover, there is no assurance that such financing could be obtained. In the event that NCES was not sold, NovaCare's interest in NCES would be distributed to NovaCare stockholders. However, the Board believes this would create a substantial "overhang" in the stock market, which would diminish the stock price of NCES and the value to NovaCare stockholders.

Q: WHAT WILL HAPPEN IF STOCKHOLDERS APPROVE PROPOSALS 1 AND 2, BUT VOTE AGAINST PROPOSAL 3?

A: Under its fiduciary responsibility, the Board would reconsider its alternatives, which would include identifying and presenting a new investment opportunity to stockholders or recommending liquidating the Company. Given the intervening passage of time and the time required to liquidate assets, the Board does not believe the liquidation date could be materially accelerated. The Board urges stockholders to approve Proposal 3, which enables the Company to pursue the realization of value from the NOLs before liquidating the Company.

Q:  WHY NOT SELL NOVACARE, INC. INSTEAD OF ITS INDIVIDUAL BUSINESSES?

A: The Company believes that a sale of the PROH business as a separate entity optimizes the net proceeds to the Company (and the stockholders) because the anticipated pre-tax loss on the PROH sale (estimated to be $183 million to $282 million) would fully offset the taxes due on the gain from the sale of the orthotics and prosthetics (O&P) business and NCES. This tax advantage would not be available to the Company and its stockholders if NovaCare, Inc. is sold. In addition, the Board believes that the sales price for NovaCare, Inc. would be discounted for the perceived risks to the buyers related to contingent liabilities associated with the recent exit from the long-term care services business and the sale of the O&P business.

NOVACARE'S BOARD OF DIRECTORS AND MANAGEMENT URGE YOU TO VOTE FOR ALL THREE PROPOSALS.

REMEMBER: YOUR VOTE IS IMPORTANT. IF YOU DO NOT RETURN YOUR PROXY CARD, OR ABSTAIN, IT HAS THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

Please note that this supplemental information contains certain "forward-looking" statements which, by their nature, are inherently uncertain. As a result, actual events could cause actual results to materially differ from management's expectations. Please refer to "Forward-Looking Statements -- Safe Harbor" on page 4 of the Proxy Statement for a discussion of risk factors such as the possible inability of the Company to find buyers for PROH or NCES.

                                [NOVACARE LOGO]

                                                   King of Prussia, Pennsylvania
                                                               September 3, 1999

To the Participants in the NovaCare
1986 Stock Option Plan, the NovaCare 1998 Stock Option Plan and Related Plans:

     In connection with the Special Meeting of Stockholders of NovaCare, Inc. (the "Company") to be held on September 21, 1999, the Company previously sent to you a copy of the Proxy Statement, dated August 13, 1999. Attached hereto are supplemental materials, in question and answer format, mailed today to shareholders of record as of July 30, 1999.

     Although holders of options to purchase NovaCare common stock under the NovaCare 1986 Stock Option Plan, the NovaCare 1998 Stock Option Plan and related plans are not entitled to vote at the Special Meeting with respect to such options, pursuant to the rules of the Securities and Exchange Commission, NovaCare is required to deliver to such holders the enclosed materials, which are provided herewith for your review and information.

                                [NOVACARE LOGO]

                                                   King of Prussia, Pennsylvania
                                                               September 3, 1999

To the Participants in the NovaCare, Inc.
401(k) Retirement Savings Plan:

     In connection with the Special Meeting of Stockholders of NovaCare, Inc. (the "Company") to be held on September 21, 1999, the Company previously sent to you a copy of the Proxy Statement, dated August 13, 1999. Attached hereto are supplemental materials, in question and answer format, being mailed today to shareholders of record as of July 30, 1999, along with an instruction card.

     If you have already completed an instruction card with respect to the Special Meeting, but wish to change your vote, please execute and return the accompanying instruction card in the enclosed envelope. Delivery of the enclosed instruction card will have the effect of revoking any instruction card bearing an earlier date. If you previously returned your signed instruction card and do not wish to change your vote, you need not take any further action. If you have not yet submitted your signed instruction card, please vote, date, sign and return either the enclosed instruction card or the instruction card previously delivered to you with the Proxy Statement. It is important that your shares be represented and voted at the Special Meeting.